EXHIBIT 10.27
June 23, 2005
Mr. Thomas Weisel
Thomas Weisel Partners Group LLC
One Montgomery Tower
120 Kearney Street, 37th Floor
San Francisco, CA 94104
Dear Thom:
     The purpose of this letter is to set forth certain understandings between Thomas Weisel Partners Group LLC (“TWP”) and California Public Employees’ Retirement Fund (“CalPERS”) with respect to TWP’s proposed initial public offering (the “IPO”) and the restructuring of CalPERS’ securities that will be required for the IPO to proceed. The restructuring contemplated by TWP would include the conversion of all shares of TWP into shares of common stock of a new corporate entity. TWP desires to obtain certain commitments from CalPERS and other members of TWP for the purpose of facilitating its efforts to complete the restructuring and move forward with the proposed IPO. To allow discussions and negotiations on the restructuring to take place, TWP and CalPERS are willing to enter into this letter agreement.
     All capitalized terms used but not otherwise defined herein have the meanings set forth in TWP’s Amended and Restated Limited Liability Agreement dated November 21, 2001 (the “LLC Agreement”).
     1. Limited Suspension of Put Rights. The parties acknowledge that CalPERS is currently entitled to certain rights to require TWP to redeem CalPERS’ Class D Redeemable Convertible Shares under subsections (a) and (c) of Section 11.4 of the LLC Agreement (the “Put Rights”). Subject to the terms and conditions set forth herein, CalPERS agrees not to exercise its Put Rights for a period commencing on the date this letter is executed by TWP (the “Effective Date”) and ending on the Suspension Expiration Date, defined as the earliest to occur of: (i) August 31, 2005, (ii) the receipt or delivery by TWP or any Nomura Parties of any notice of termination of the Alliance Agreement; (iii) the exercise of any redemption or put rights under the LLC Agreement by TWP or any Shareholders of TWP; (iv) notice by TWP to CalPERS that TWP has abandoned the IPO or CalPERS reasonably determines that the IPO has been abandoned; and (v) the occurrence of any Bankruptcy Event with respect to TWP or any dissolution of TWP. TWP shall notify CalPERS as soon as practicable after it comes aware of any of the events described in clauses (ii) through (v) above.
     2. Extension of Put Rights. CalPERS’ Put Rights under subsection (a) of Section 11.4 will expire on the date that is 18 months following CalPERS receipt of TWP’s audited annual financial statements for the 2003 calendar year, which the parties agree is October 25, 2005 (the “Current Put End Date”). Following the Suspension Expiration Date, notwithstanding the LLC Agreement (including, without limitation, the provisions of Section 11.4), CalPERS shall be entitled to require TWP to redeem CalPERS’ Class D Redeemable Convertible Shares on the terms specified in subsection (a) of Section 11.4 of the LLC

Agreement for a period from the Current Put End Date plus that number of days from the Effective Date through and including the Suspension Expiration Date.
     3. Legal and Consulting Costs. TWP will reimburse CalPERS for its reasonable legal and consulting fees and expenses incurred commencing from the Effective Date in relation to the negotiation of the transactions contemplated hereby, such fees and expenses not to exceed $100,000.
     4. Right to Review. TWP will not use CalPERS name in any news release or any other document with respect to the IPO (including any filing or distribution in connection with the proposed IPO) or in any roadshow or other presentation to potential investors without the prior written consent of CalPERS. TWP shall refer to CalPERS as an investor in TWP and shall not use terms such as “partner,” “supporter” or similar terms to characterize CalPERS’ relationship with TWP.
     This letter agreement will be governed by the laws of the State of California, without regard to the conflicts of law provision thereof. This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument. Please sign, date and return to me by facsimile a copy of this letter to confirm the mutual understandings and agreements as set forth herein. This letter agreement expires if not countersigned and delivered to CalPERS on or before 5:00 p.m. on June 24, 2005.

Very truly yours,
/s/ Leon Shahinian

Leon Shahinian

Acknowledged and agreed to:

Thomas Weisel Partners Group LLC

By:	/s/	Thomas Weisel

Thomas Weisel
Title: Chief Executive Officer

Date: June 23, 2005